Exhibit 99.1

           ALIGN TECHNOLOGY VP RESIGNS TO LEAD CARDIOVASCULAR COMPANY

     SANTA CLARA, Calif., March 22 /PRNewswire-FirstCall/ -- Align Technology, Inc. (Nasdaq: ALGN), the inventor of Invisalign(R), a proprietary method of straightening teeth without wires and brackets, today announced that Robert D. Mitchell has resigned as Vice President, Worldwide Sales to join MILLiMED Holdings, Inc. as President and CEO, effective March 23, 2005.

     Mr. Mitchell joined Align in July 2004. During his tenure, Align saw a 17 percent increase in the number of doctors using Invisalign worldwide. Regarding his departure, Mr. Mitchell said, "This is a bittersweet transition. I'm excited about returning to the cardiovascular industry and taking on the challenges of an early stage company, but I have had a tremendously positive experience at Align. I believe in Align's people, its customers, its technology and its potential to impact millions of patients. This is a great company, and I look forward to seeing continued growth and success at Align in the years ahead."

     Mr. Mitchell served on the board of privately-owned MILLiMED prior to accepting the position of CEO for the company. Based in Helsingborg, Sweden, MILLiMED develops, manufactures and markets therapeutic devices for neurovascular and cardiovascular applications.

     "Bob has been a valuable asset to the Align team," said Align President and Chief Executive Officer Thomas M. Prescott. "We are sorry to see him go, but wish him all the best as he takes this important step forward in his career."

     David Thrower, Align Vice President, Global Marketing, will assume day-to-day responsibility and management of all sales operations until a replacement for Mr. Mitchell has been named.

     About Align Technology, Inc.
     Align Technology designs, manufactures and markets Invisalign, a proprietary method for treating malocclusion, or the misalignment of teeth. Invisalign corrects malocclusion using a series of clear, nearly invisible, removable appliances that gently move teeth to a desired final position. Because it does not rely on the use of metal or ceramic brackets and wires, Invisalign significantly reduces the aesthetic and other limitations associated with braces. Invisalign is appropriate for treating adults and older teens. Align Technology was founded in March 1997 and received FDA clearance to market Invisalign in 1998.

     To learn more about Invisalign or to find a certified Invisalign doctor in your area, please visit www.invisalign.com or call 1-800-INVISIBLE.

     Investor Relations Contact        Press Contact
     Barbara Domingo                   Shannon Mangum Henderson
     Align Technology, Inc.            Ethos Communication, Inc.
     408-470-1204                      678-417-1767
     bdomingo@aligntech.com            shannon@ethoscommunication.com

SOURCE  Align Technology, Inc.
     -0-                             03/22/2005
     /CONTACT: investors, Barbara Domingo of Align Technology, Inc., +1-408-470-1204, or bdomingo@aligntech.com; or media, Shannon Mangum Henderson of Ethos Communication, Inc., +1-678-417-1767, or shannon@ethoscommunication.com, for Align Technology, Inc./
     /Web site:  http://www.invisalign.com /